EXHIBIT 99.3

                    AMERICA ONLINE TO ACQUIRE MOVIEFONE, INC.,
                 NATION'S #1 MOVIE LISTING AND TICKETING COMPANY

              STRENGTHENS AOL'S ENTERTAINMENT SERVICES AND ADDS TO
     DIGITAL CITY'S LEADERSHIP AS MOVIE INFORMATION AND TICKETING EMERGES AS
                            POPULAR LOCAL APPLICATION

                 PROVIDES SIGNIFICANT BRANDING, ADVERTISING AND
                E-COMMERCE OPPORTUNITIES WITH NATION'S MOVIEGOERS


 DULLES, VA, FEBRUARY 1, 1999   American Online, Inc. (NYSE: AOL) today
 announced that it will acquire MovieFone, Inc. (NASDAQ: MOFN), the nation's #1 movie listing and ticketing service, which serves over 100 million moviegoers annually, in an all-stock transaction valued at approximately $390 million.

 This acquisition will strongly position America Online in the rapidly growing market for online entertainment information and ticketing by making MovieFone a key anchor tenant on the AOL service, enhancing the leadership of AOL's Digital City in local interactive services, and providing extensive new cross-promotional and branding opportunities.

 MovieFone will be rebranded as AOL's MovieFone, and will expand its ability to let consumers review movie listings and purchase tickets online. Known for its familiar local phone numbers such as 777-FILM, MovieFone provides moviegoers with a complete, free directory of movies, showtimes and theater locations, and the ability to purchase tickets over the telephone and on the Web. Its online service, MovieFone.com, will benefit from AOL's expertise and resources, and will receive preferred distribution and promotion on the AOL service, Digital City and the Company's other brands.

 Bob Pittman, President and Chief Operating Officer of America Online, Inc., said: "MovieFone will add an exciting new area of local e-commerce to AOL
 and our other brands   one we are uniquely positioned to build.
 MovieFone's frequently used service is a perfect fit with Digital City, the #1 local content network and community guide, and will provide an important new benefit to AOL members and Internet users of our other brands."

 Mr. Pittman continued: "By putting AOL's resources behind MovieFone, we will substantially enhance its already impressive performance and revenue potential. As consumers increasingly seek more convenience in entertainment information and ticketing, AOL brands, with MovieFone as a core product, will become even more valuable to our members and other Internet users. And with more than 100 million moviegoers turning to MovieFone last year and many more seeing its advertising, we will gain valuable and repeated exposure for the AOL brand."

 Mr. Pittman concluded: "We look forward to welcoming MovieFone to the America Online family of brands and to working with its first-rate management team. We are especially delighted that Andrew Jarecki and his three co-founders, talented brand-builders who have built MovieFone into the brand name in movie information and transactions, will continue to lead the company."

 Andrew R. Jarecki, Chief Executive Officer of MovieFone, said: "We believe MovieFone has found the perfect home with America Online, and now has the opportunity to reach a vast new audience of moviegoers online. Today's moviegoers demand instant access to movie listings and tickets, and with the unparalleled distribution of AOL we can make going to the movies more convenient than ever. Simultaneously, this combination creates a powerful marketing tool to allow our studio and theater chain partners to reach

 AOL's tremendous audience of the nation's moviegoers. We're sure that our millions of users will be pleased to hear a new variation on our familiar phrase, 'Hello, and welcome to AOL's MovieFone.'"

 MovieFone covers more than 17,000 movie screens in 42 cities around the country with more than 70% of the national audience for movies. In addition, MovieFone has advertising relationships with all of the major movie studios, as well as exclusive ticketing and onscreen advertising agreements with leading theater chains.

 Under terms of the acquisition, which will be accounted for as a pooling of interests, America Online will acquire all the outstanding shares of MovieFone in a transaction valued at approximately $390 million based on Friday's closing price for AOL. The exact fraction of a share of AOL common stock to be exchanged for each MovieFone share will be determined by dividing $29.25 by AOL's average price during a specified period prior to the merger's effective date, but will not be less than 0.1670 shares or more than 0.2259 shares.

 MovieFone's Board of Directors is recommending that shareholders vote in favor of the acquisition, and the Jarecki family and its affiliates, who control more than 90 percent of the voting interest of MovieFone, have agreed to vote for the acquisition. The acquisition remains subject to various conditions including customary regulatory approvals as well as approval by MovieFone's shareholders. MovieFone's operations will continue to be based in New York and Los Angeles.

 ABOUT AMERICA ONLINE

 America Online, Inc., based in Dulles, Virginia, is the world's leader in branded interactive services and content. America Online, Inc. operates two worldwide Internet services: America Online, with more than 15 million members; and CompuServe, with approximately 2 million members. America Online, Inc. also operates AOL Studios, a leading builder of Internet brands for new market segments. Other branded Internet services operated by America Online, Inc. include AOL.COM, the world's most accessed Web site from home; Digital City, Inc., the No. 1 branded local content network and community guide on AOL and the Internet; AOL NetFind, AOL's comprehensive guide to the Internet; AOL Instant Messenger, an instant messaging tool available on both AOL and the Internet; and ICQ, an instant communication and chat technology on the Internet.

 ABOUT MOVIEFONE

 MovieFone, Inc. through its MovieFone interactive telephone service (e.g. 777-FILM) and its online service moviefone.com, is the largest movie listing guide and ticketing service in the country, providing millions of moviegoers each week with a complete, free directory of movies, showtimes, theater locations, and the ability to purchase tickets. The company, which is celebrating its 10th anniversary this year, had more than 100 million moviegoers use its service in the past year alone. The company's services cover more than 17,000 movie screens in 42 cities around the country, which account for over 70 percent of national movie attendance. MovieFone, Inc. (NASDAQ NM: MOFN) is a public company with offices in New York and Los Angeles.


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